Exhibit 99.1

For Immediate Release

Contact	Cliff O’Neal
TransUnion
E-mail	CONEAL@transunion.com
Telephone	(312) 985-2540

TransUnion Strengthens Holding in Credit Information Bureau India Limited
with Majority Ownership

Chicago, May 22, 2014 - TransUnion, a global leader in credit and information services, announced today that it is now the majority owner of Credit Information Bureau (India) Limited (CIBIL). TransUnion has been accumulating additional holdings in CIBIL in recent years, and the announcement comes after the company received regulatory approval to achieve majority ownership in the organization. TransUnion has been active in the Indian marketplace since 2001 as CIBIL’s technology, analytics and decisioning partner as well as a shareholder in the organization.

“TransUnion and CIBIL both have a long history of leveraging the power of information and technology to benefit both consumers and businesses in India,” says Jim Peck, CEO of TransUnion. “Over the past 13 years, TransUnion has established a leading analytics and decisioning business in India, one of our fastest growing and most dynamic markets. Now, with a majority stake in India’s leading credit information company, we can further build on our foundation in the country and better position the market for continued success.”

This majority ownership reflects TransUnion’s commitment to expanding its global footprint, and continuing to deliver analytic and decisioning centers of excellence in India and in countries like Canada, Hong Kong, South Africa and Brazil. As a core area of focus and growth, TransUnion, in recent years, has established a presence in a total of 9 new countries, providing global leadership with a local presence to emerging markets.

TransUnion has worked with CIBIL on their business, product, sales and operations strategy since 2001, helping to launch the market’s first generic scoring model and establishing an industry-leading fraud database. By using the CIBIL TransUnion Score, financial institutions in India are able to make faster, better predictions while reducing the inefficiencies associated with manual subjectivity, errors and limited information. This has led to greater access to credit for the Indian consumer, while allowing financial institutions to better manage risk.

CIBIL and TransUnion bring together data, technology and an in-depth understanding of challenges to create advantages for businesses, consumers and the economy overall. This powerful combination of information and insight helps businesses make better decisions, improve efficiency and identify opportunities at every stage of the customer lifecycle from acquiring customers to strengthening and expanding relationships with them.

JM Financial Institutional Securities Limited acted as the sole financial advisor to TransUnion for the transaction. P&A Law Offices acted as legal counsel to TransUnion on the transaction.

About TransUnion

As a global leader in credit and information management, TransUnion creates advantages for millions of people around the world by gathering, analyzing and delivering information. For businesses, TransUnion helps improve efficiency, manage risk, reduce costs and increase revenue by delivering comprehensive data and advanced analytics and decisioning. For consumers, TransUnion provides the tools, resources and education to help manage their credit health and achieve their financial goals. Through these and other efforts, TransUnion is working to build stronger economies worldwide. Founded in 1968 and headquartered in Chicago, TransUnion reaches businesses and consumers in 33 countries around the world on five continents.  www.transunion.com/business

About CIBIL
CIBIL is India’s leading credit information bureau. It creates immense value for financial institutions by providing objective data and tools to help them manage risk, and devise appropriate lending strategies thus reducing cost and maximizing portfolio profitability. CIBIL benefits both credit grantors and consumers by collecting, analyzing, and delivering information on credit histories of millions of borrowers. It provides its members with information on both consumer and commercial borrowers, thus enabling them make sound credit decisions across both individuals and businesses. www.cibil.com

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